UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 4, 2006

Merit Medical Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah	0-18592	87-0447695
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1600 West Merit Parkway
South Jordan, Utah	84095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:

(801) 253-1600

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                    Written  communications  pursuant to Rule 425 under the  Securities Act (17 CFR 230.425)

☐                    Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement  communications  pursuant to Rule  14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement  communications  pursuant to Rule  13e-4(c)  under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01               Entry into a Material Definitive Agreement.

Effective December 7, 2006, Merit Medical Systems, Inc. (the “Company”) entered into an unsecured  Loan Agreement (the “Loan Agreement”) with Bank of America, N.A. (the “Bank”), whereby the Bank agreed to provide the Company a line of credit in the amount of Thirty Million Dollars ($30,000,000.00).  Pursuant to the terms of the Loan Agreement, the Bank is obligated to make advances to the Company between the date of the Loan Agreement and December 7, 2010, subject to termination in the event of a default by the Company.  The Loan Agreement requires the Company to pay interest at a rate equal to the lesser of (i) the maximum lawful rate of interest permitted under applicable usury laws, or (ii) the Bank’s prime rate, plus a negative margin, as defined in the Loan Agreement.  Alternatively, the Company may elect optional interest rates based on the London Inter-Bank Offered Rate (“LIBOR”) during interest periods agreed to by the Bank and the Company.

On December 7, 2010, all principal, interest and other amounts outstanding under the Loan Agreement are payable in full.  The Loan Agreement contains customary conditions, covenants, representations and warranties.  Certain default criteria are set forth in the Loan Agreement that would require the Company to repay its entire debt immediately.

No current outstanding balance exists under this Loan Agreement.  The Company believes that it is prudent to have a line of credit in place, however the Company has no immediate plans to draw advances under the Loan Agreement.

The foregoing summary of the principal terms of the Loan Agreement is not complete and is qualified in its entirety by the actual terms and conditions of the Loan Agreement, a copy of which is attached to this report as Exhibit 10.1.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective December 7, 2006, the Company entered into the Loan Agreement with the Bank.  The discussion of the execution, terms and conditions of the Loan Agreement set forth in Item 1.01 above is incorporated herein by this reference.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective December 4, 2006, the Company appointed Arlin D. Nelson as its Chief Operating Officer, replacing B. Leigh Weintraub, who has served as the Company’s Chief Operating Officer since 1999.  Prior to her appointment as Chief Operating Officer, Ms. Weintraub had been employed by the Company since 1993.

Biographical and Other Information Regarding Mr. Nelson.   Mr. Nelson, 66, joined the Company in 1988 as a Manufacturing and Research & Development Engineer.  He became Director of the Company’s Research and Development Department in 1999 and Vice President of the Company’s Research and Development Department in 2004.  Prior to joining the Company, Mr. Nelson served as the Vice

President of Operations of Intermountain Packing, Inc. from 1985 to 1987 and served as Co-Founder and Vice President of Operations of Willow Technology, Inc. from 1979 to 1984.  Subject to the approval of the Compensation Committee of the Company’s Board of Directors, Mr. Nelson will receive a base salary of $200,000 with discretionary bonus and incentive compensation based upon the Company’s performance.

Change of Status of Ms. Weintraub.

At present, Ms. Weintraub remains employed by the Company, however, her future title, duties and responsibilities have not been determined and remain subject to ongoing discussions between the Company and Ms. Weintraub.

Item 9.01               Financial Statements and Exhibits.

Exhibit
Number	Description
10.1	Loan Agreement dated as of December 7, 2006 between Bank of America, N.A. and Merit Medical Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merit Medical Systems, Inc.

Dated: December 7, 2006	By	/s/ Kent W. Stanger
Kent W. Stanger
Chief Financial Officer, Secretary and Treasurer